Exhibit 5.2

Case New Holland Inc. CNH Global, N.V. Tower B, 10th Floor World Trade Center Amsterdam Airport Schiphol Boulevard 217 1118 BH Amsterdam The Netherlands	20 May 2011

Our ref 17789

Dear Ladies and Gentlemen

Case New Holland Inc.: US$1,500,000,000 7 7/8% Senior Notes due 2017 (the “New Notes”)

We have acted as Australian lawyers for CNH Australia Pty Limited (CNHA) in connection with the Indenture defined below. We refer to the Registration Statement on Form F-4 (the Registration Statement) being filed with the Securities and Exchange Commission (the Commission) by Case New Holland Inc. (the Company), CNH Global N.V. (the Parent), and certain subsidiaries of the Parent named in the Registration Statement (the Guarantors), including CNHA, relating to the registration of the New Notes.

In this opinion Relevant Jurisdiction means the Commonwealth of Australia or New South Wales. No assumption or qualification in this opinion limits any other assumption or qualification in it.

1.	Documents

We have examined the following documents:

(a)	an executed counterpart of the Indenture dated as of 28 June 2010 between Case New Holland Inc. as Issuer (the Issuer), the Guarantors named in it and Wells Fargo Bank, N.A. as Trustee (the Indenture);

(b)	a copy of the constitution of CNHA;

(c)	form of Guarantee to be executed by CNHA which will be endorsed on the New Notes (the Guarantee); and

(d)	each other document we consider necessary to provide this opinion.

2.	Assumptions

For the purposes of giving this opinion we have assumed the following.

(a)	The authenticity of all seals and signatures and of any duty stamp or marking.

(b)	The completeness, and the conformity to original instruments, of all copies submitted to us.

1 O’Connell Street, Sydney NSW 2000, Australia
PO Box H3, Australia Square, Sydney NSW 1215, DX 370 Sydney	T +61 2 9353 4000, F +61 2 8220 6700

Case New Holland Inc.	20 May 2011

(c)	In relation to CNHA, we have relied on the assumptions specified in section 129 of the Corporations Act 2001 (Cth) and note that you may do so unless you knew or suspected that an assumption was incorrect.

(d)	No entity has engaged or will engage in misleading or unconscionable conduct or is or will be involved in or a party to any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the Indenture which might render the Indenture or any relevant transaction or associated activity in breach of law, void or voidable.

(e)	CNHA is solvent and entered the Indenture and carries out the transactions contemplated in the Documents for its benefit and for the purposes of its business. CNHA is a wholly-owned Subsidiary (as defined in the Corporations Act 2001 (Cth)) of CNH Global N.V., which is the sole parent company of the Issuer.

(f)	Formalities for execution required by the law of the place of execution (other than a Relevant Jurisdiction) of the Indenture have been or will be complied with.

The signatory of this letter believes the assumptions and the opinions stated in this letter to be correct at the time as of which they are given, having regard to the facts and circumstances of which the signatory had actual knowledge as at that time.

3.	Qualifications

Our	opinion is subject to the following qualifications.

(a)	We express no opinion as to any laws other than the laws of each Relevant Jurisdiction as in force at the date of this opinion.

(b)	We have relied on a search of public records on file in respect of the CNHA at the Sydney office of the Australian Securities and Investments Commission on 20 May 2011. We note that records disclosed by such search may not be complete or up to date.

4.	Opinion

Based	on the assumptions and subject to the qualifications set out above we are of the following opinion.

(a)	CNHA is incorporated under the laws of Australia and registered in New South Wales. The terms “validly existing” and “in good standing” have no special meaning under the laws of New South Wales. However, CNHA exists in a form that will be recognised as that of an incorporated body by the courts of New South Wales.

(b)	CNHA had the corporate power and authority to enter into and has the corporate power and authority to perform its obligations under the Indenture.

(c)	The Indenture has been duly authorised and executed by CNHA.

(d)	CNHA has the corporate power and authority to execute the Guarantee and to perform its obligations under the Guarantee (when executed).

Case New Holland Inc.	20 May 2011

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of the New Notes”. In giving such consent, we do not admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act of 1933, as amended or the related rules promulgated by the Commission under that Act.

This opinion is addressed to you for your sole benefit. It is not to be relied on by any other person (other than Sullivan & Cromwell LLP or any holder of new notes (as that term is defined in the Registration Statement) from time to time or for any other purpose. It is not to be quoted or referred to in any public document or filed with any government agency or other person other than:

(a)	to the extent required by law or an official directive;

(b)	in connection with the filing of this opinion as an exhibit to the Registration Statement with the United States Securities and Exchange Commission;

(c)	in connection with any litigation relating to the Indenture or this opinion; or

(d)	with our consent, which we will not withhold unreasonably.

Sullivan & Cromwell LLP and any holder of new notes (as that term is defined in the Registration Statement) from time to time may rely upon this opinion as if it were addressed to them.

Yours sincerely

Andrew Jinks, Partner

+61 2 9353 5818

ajinks@claytonutz.com

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